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                                                                     EXHIBIT 3.2

                              CERTIFICATE OF MERGER
                                       OF
                              WACCAMAW CORPORATION
                                  WITH AND INTO
                           HOMEPLACE OF AMERICA, INC.


         The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

                           Name                       State of Incorporation
                           ----                       ----------------------

                  Waccamaw Corporation                     South Carolina
                  HomePlace of America, Inc.               Delaware

         SECOND: That an Agreement and Plan of Merger dated as of March 16, 1999, by and among Waccamaw Corporation, HomePlace of America, Inc. and HomePlace Holdings, Inc. (the "Merger Agreement"), has been approved and adopted by the Boards of Directors of each of the constituent corporations and by the sole stockholder of Waccamaw Corporation in accordance with Section 252 of the General Corporation Law of the State of Delaware, and certified, executed and acknowledged by the duly authorized officers of each of the constituent corporations. In lieu of approval of the stockholders of HomePlace of America, Inc., the Merger Agreement was duly adopted pursuant to the First Amended Joint Plan of Reorganization of HomePlace Holdings, Inc. (which was merged with and into HomePlace of America, Inc. on June 7, 1999 pursuant to said First Amended Joint Plan of Reorganization) and its subsidiaries, dated April 28, 1999 and confirmed by order of the United States Bankruptcy Court for the District of Delaware entered on June 4, 1999 pursuant to Chapter 11 of Title 11 of the United States Code, and otherwise in accordance with Section 303 and other applicable provisions of the General Corporation Law of the State of Delaware.

         THIRD: That the name of the surviving corporation of the merger is HomePlace of America, Inc.

         FOURTH: That the Amended and Restated Certificate of Incorporation of HomePlace of America, Inc. shall be its certificate of incorporation as the surviving corporation of the merger.

         FIFTH: That the executed Merger Agreement is on file at the principal place of business of the surviving corporation at 3200 Pottery Drive, Myrtle Beach, South Carolina 29579.

         SIXTH: That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

         SEVENTH: That the authorized capital stock of Waccamaw Corporation is 100,000,000 shares of common stock without par value.

         EIGHTH: That the merger contemplated hereby and by the Merger Agreement shall become effective as of the date of filing of this Certificate of Merger.

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         IN WITNESS WHEREOF, HomePlace of America, Inc. has caused this
Certificate to be signed by its duly authorized officer named below this 9th day of June, 1999.

                                    HOMEPLACE OF AMERICA, INC.

                                    By: /s/ Patrick J. Fodale
                                        ----------------------------------------
                                        Patrick J. Fodale, Senior Vice President
                                           and Chief Financial Officer